Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR RELATIONS CONTACT:
Tara Y. Harrison (434) 817-8587

VIRGINIA NATIONAL BANKSHARES CORPORATION

ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Charlottesville, VA – July 31, 2020 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported second quarter net income of $2.1 million, or $0.77 per diluted share, a 49% increase over the $1.4 million, or $0.52 per diluted share reported in the preceding quarter, and consistent with net income of $2.1 million, or $0.791 per diluted share recognized during the second quarter of 2019.  In the first six months of 2020, net income was $3.5 million, or $1.29 per diluted share, which is a 3.9% increase over net income of $3.4 million, or $1.251 per diluted share, posted for the first six months of 2019.

“We are pleased with our second quarter results, while diligently focused on our customer and employee needs during this difficult time,” said Glenn W. Rust, President and Chief Executive Officer.  “Our history of strong credit standards has paid off as our Bank has experienced limited credit quality issues during this pandemic. The Company’s financial position continues to be solid with a strong capital base and adequate liquidity.  We will continue supporting our customers and employees to the fullest extent, while providing a meaningful return to our shareholders.”

Update on Our Response to COVID-19

•

Paycheck Protection Program - As of the date of this release, Virginia National Bank has assisted nonprofits and local businesses by funding $86.9 million of Small Business Administration (SBA) Paycheck Protection Program (PPP) loans, which were designed to provide economic relief to small businesses adversely impacted by COVID-19.  The loans carry a 1% annual interest rate. The Company recorded PPP loan origination fees of approximately $3.0 million and deferred $95 thousand in loan origination costs that are being recognized as an adjustment to yield over the contractual life of the underlying loans, most of which are over a 24-month period.  Upon repayment or forgiveness of each loan, the remaining unamortized fees and costs allocated to that loan will be recorded as income and expensed, respectively. The PPP loans generated pre-tax income of $517 thousand, from interest income, fee amortization and cost accretion, in the second quarter of 2020, with an effective yield of 2.93%.

•

Loan Deferments - Also in an effort to assist our customers during this difficult time, we processed a total of $56.8 million in loan deferments since the beginning of the pandemic, of which $27.1 million, or 47.7% were principal-only, $7.9 million, or 14.0%, were government-guaranteed loans, and $1.8 million, or 3.1%, were student loans.  As of July 29, 2020, $17.0 million in loan balances, or 29.9% of the total loan deferments approved, have returned to normal payment schedules and are now current.

•

Branch Operations – We have taken many steps to ensure the safety of our customers and employees by limiting branch activities to drive-thru services and appointment-only, as well as encouraging customers to conduct transactions at ATMs, through online banking and the Bank’s mobile app.  We also increased consumer and business mobile deposit limits to encourage customers to make deposits remotely from the safety of their home or business.  Mid-July, we took steps to resume normal branch activities with specific guidelines in place to continue to protect our customers and employees.

[1]	Common share data for prior periods presented has been adjusted to reflect the 5% stock dividend paid in the third quarter of 2019.

Second Quarter 2020 Select Financial Highlights

•

Gross loans outstanding at June 30, 2020 totaled $632.4 million, an increase of $92.9 million, or 17.2% compared to December 31, 2019, and an increase of $110.6 million, or 21.2%, compared to June 30, 2019.  The increases are largely due to the origination of $86.9 million in PPP loans as noted above.

•	The balance of loans in non-accrual status decreased to $11 thousand as of June 30, 2020, from $299 thousand as of December 31, 2019 and $390 thousand at June 30, 2019.
•

Loans 90 days or more past due and still accruing interest amounted to $1.1 million as of June 30, 2020, $771 thousand as of December 31, 2019, and $617 thousand as of June 30, 2019. Each of these balances includes a government guaranteed loan of approximately $548 thousand.  The past due balance as of June 30, 2020 included one mortgage loan of $437 thousand covered by a formal forbearance agreement.  As of June 30, 2020, a total of seven loans were 90 days or more past due and still accruing interest, of which five were student loans totaling $92 thousand.

•

A provision for loan losses of $378 thousand was recognized during the second quarter of 2020, compared to $875 thousand during the fourth quarter of 2019 and a recovery of $64 thousand during the second quarter of 2019.

•

The period-end allowance for loan losses as a percentage of total loans was 0.78% as of June 30, 2020 and December 31, 2019, compared to 0.92% as of June 30, 2019.  The percentage remained flat as compared to year-end, as the increase in the necessary allowance on most of the Company’s loans due to worsening economic qualitative factors was offset by the SBA-guaranteed PPP loans not needing an allowance.  Note that the allowance for loan losses as a percentage of total loans, excluding PPP loans, would have been 0.90% as of June 30, 2020.  The decline in the percentage from the second quarter of 2019 to year-end 2019 was related to the sale of a shared national credit with a higher loan loss allowance.

•	Return on average assets (ROAA) for the second quarter of 2020 was 1.07% compared to 0.81% realized in the fourth quarter of 2019 and 1.33% realized in the second quarter of 2019.
•

The efficiency ratio on a fully tax equivalent basis (FTE) was 59.5% for the second quarter of 2020, compared to 61.2% for the fourth quarter of 2019 and 65.2% for the second quarter of 2019.  (See footnote 4 on the Financial Highlights page for an explanation of the efficiency ratio calculation.)

•

Second quarter 2020 net interest income increased $294 thousand, or 5.4%, compared to the amount recognized in the second quarter of 2019.  This increase was primarily the result of lower cost of funds period-over-period.

•

The cost of funds incurred in the second quarter of 2020 was 43 basis points, an improvement over the 76 basis points and 77 basis points incurred during the fourth quarter of 2019 and the second quarter of 2019, respectively, primarily due to the decline in interest paid on deposits.  Low-cost deposits, which include noninterest checking accounts and interest-bearing checking, savings, and money market accounts, remained in excess of 78% of total deposits at the end of the second quarters of 2020 and 2019, as well as the end of the year in 2019.

•

Net interest margin (FTE) declined 19 basis points to 3.12% from 3.31% during the fourth quarter of 2019, and declined 55 basis points from 3.67% for the second quarter of 2019. Net interest margin (FTE) would have been 3.17% for the second quarter of 2020, without the interest and fees associated with the PPP loans, which had an average balance of $77.8 million during the quarter and carried a 1% interest rate.

•

Noninterest income for the second quarter of 2020 decreased $74 thousand, or 4.4%, compared to the second quarter of 2019, due to fluctuations in several categories.  Earnings from the proceeds of bank owned life insurance declined by $357 thousand, as the result of the death benefit received in the second quarter of 2019.  Trust income declined $174 thousand due to restructuring of the entities and market conditions.  In addition, deposit account fees and debit/credit card and ATM fees declined in total by $104 thousand due to suppressed customer activity.   Those declines were offset by $526 thousand in gains on sales of securities which was used to provide liquidity for PPP funding, and an $86 thousand increase in loan swap fee income.  The Company anticipates receiving approximately $800 thousand from the return of unearned insurance premiums related to the student loan portfolio, although the timing of the payment is uncertain at this time.

Second Quarter 2020 Select Financial Highlights, continued

•

Noninterest expense for the second quarter of 2020 decreased $281 thousand, or 6.0%, compared to the second quarter of 2019 when $300 thousand was accrued in connection with a settlement of claims related to pending and threatened legal proceedings.

•	The loan-to-deposit ratio was 88.6% at June 30, 2020, compared to 86.9% at December 31, 2019 and 94.3% at June 30, 2019.
•

Tangible book value per share as of June 30, 2020, which reflects the 5% stock dividend effective July 2019, was $28.86.  This compares to $28.72 as of June 30, 2019, which was prior to, and therefore not adjusted for, the 2019 5% stock dividend.

•	Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks.
•	Cash dividends of $814 thousand were declared during the second quarter of 2020, while the remaining net income of $1.3 million, or 61.0%, was retained.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).  The Bank has four banking offices in Charlottesville and one in Winchester, and offers loan, deposit and treasury management services in Mechanicsville, Richmond and Roanoke, Virginia. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including the fiduciary services of VNB Trust and Estate Services. The Bank offers investment advisory services under the name of Sturman Wealth Advisors.  Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.”  Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Certain statements in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals, and are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgement of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in: general economic and market conditions, including the effects of declines in real estate values, an increase in unemployment levels and general economic contraction as a result of COVID-19 or other pandemics; fluctuations in interest rates, deposits, loan demand, and asset quality; assumptions that underlie the Company’s allowance for loan losses; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (e.g., COVID-19 or other pandemics), and of governmental and societal responses thereto; the performance of vendors or other parties with which the Company does business; competition; technology; laws, regulations and guidance; accounting principles or guidelines; performance of assets under management; and other factors impacting financial services businesses.  Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed from time to time by the Company with the Securities and Exchange Commission. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	June 30, 2020	December 31, 2019 *	June 30, 2019
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$10,116	$14,908	$12,483
Federal funds sold	24,771	4,177	12,311
Securities:
Available for sale, at fair value	102,772	114,041	56,848
Restricted securities, at cost	1,736	1,683	1,684
Total securities	104,508	115,724	58,532
Loans	632,394	539,533	521,763
Allowance for loan losses	(4,917)	(4,209)	(4,817)
Loans, net	627,477	535,324	516,946
Premises and equipment, net	5,669	6,145	6,594
Bank owned life insurance	16,628	16,412	16,190
Goodwill	372	372	372
Other intangible assets, net	374	408	441
Accrued interest receivable and other assets	8,958	9,157	9,904
Total assets	$798,873	$702,627	$633,773
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$197,227	$166,975	$158,166
Interest-bearing	136,274	122,994	97,620
Money market and savings deposit accounts	284,101	221,964	175,740
Certificates of deposit and other time deposits	96,599	109,278	121,993
Total deposits	714,201	621,211	553,519
Accrued interest payable and other liabilities	5,580	5,309	5,911
Total liabilities	719,781	626,520	559,430
Commitments and contingent liabilities
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000 shares authorized, no shares outstanding	-	-	-
Common stock, $2.50 par value, 10,000,000 shares authorized; 2,714,273 (including 26,268 nonvested shares), 2,692,005 (including 4,000 nonvested shares) and 2,560,138 shares issued and outstanding at June 30, 2020, December 31, 2019, and June 30, 2019, respectively	6,720	6,720	6,400
Capital stock dividend distributable	-	-	320
Capital surplus	32,307	32,195	32,138
Retained earnings	39,102	37,235	35,522
Accumulated other comprehensive income (loss)	963	(43)	(37)
Total shareholders' equity	79,092	76,107	74,343
Total liabilities and shareholders' equity	$798,873	$702,627	$633,773

*	Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest and dividend income:
Loans, including fees	$6,156	$6,105	$12,027	$12,202
Federal funds sold	10	74	95	93
Investment securities:
Taxable	229	246	738	498
Tax exempt	92	76	167	157
Dividends	24	31	48	57
Total interest and dividend income	6,511	6,532	13,075	13,007

Interest expense:
Demand and savings deposits	390	463	1,085	844
Certificates and other time deposits	366	586	860	1,045
Repurchase agreements and other borrowings	-	22	-	89
Total interest expense	756	1,071	1,945	1,978
Net interest income	5,755	5,461	11,130	11,029
Provision for (recovery of) loan losses	378	(64)	1,143	620
Net interest income after provision for (recovery of) loan losses	5,377	5,525	9,987	10,409

Noninterest income:
Trust income	228	402	538	749
Advisory and brokerage income	163	156	341	292
Royalty income	24	4	71	8
Deposit account fees	143	192	322	373
Debit/credit card and ATM fees	134	189	291	346
Earnings/increase in value of bank owned life insurance	109	466	216	576
Fees on mortgage sales	30	56	77	86
Gains on sales of securities	590	64	643	64
Loan swap fee income	124	38	633	46
Other	81	133	163	219
Total noninterest income	1,626	1,700	3,295	2,759

Noninterest expense:
Salaries and employee benefits	2,258	2,321	4,682	4,667
Net occupancy	452	444	904	923
Equipment	136	114	267	231
Data processing	338	330	666	646
Other	1,220	1,476	2,428	2,629
Total noninterest expense	4,404	4,685	8,947	9,096

Income before income taxes	2,599	2,540	4,335	4,072
Provision for income taxes	511	425	843	711
Net income	$2,088	$2,115	$3,492	$3,361
Net income per common share, basic *	$0.77	$0.79	$1.29	$1.25
Net income per common share, diluted *	$0.77	$0.79	$1.29	$1.25
Weighted average common shares outstanding, basic *	2,710,019	2,688,005	2,701,411	2,683,122
Weighted average common shares outstanding, diluted *	2,711,017	2,688,965	2,702,311	2,687,391

*	Shares and per share data have been retroactively adjusted to reflect a 5% stock dividend effective July 5, 2019.

VIRGINIA NATIONAL BANKSHARES CORPORATION

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

(Unaudited)

	At or For the Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Common Share Data:
Net income per weighted average share, basic [1]	$0.77	$0.52	$0.53	$0.71	$0.79
Net income per weighted average share, diluted [1]	$0.77	$0.52	$0.53	$0.71	$0.79
Weighted average shares outstanding, basic [1]	2,710,019	2,692,803	2,692,005	2,689,092	2,688,005
Weighted average shares outstanding, diluted [1]	2,711,017	2,694,090	2,693,437	2,690,142	2,688,965
Actual shares outstanding	2,714,273	2,702,373	2,692,005	2,692,005	2,560,138
Tangible book value per share at period end	$28.86	$27.95	$27.98	$27.77	$28.72

Key Ratios:
Return on average assets[2]	1.07%	0.78%	0.81%	1.15%	1.33%
Return on average equity[2]	10.64%	7.28%	7.43%	9.96%	11.53%
Net interest margin (FTE)[3]	3.12%	3.20%	3.31%	3.54%	3.67%
Efficiency ratio (FTE)[4]	59.47%	64.31%	61.22%	66.90%	65.24%
Loan-to-deposit ratio	88.55%	87.22%	86.85%	90.10%	94.26%

Net Interest Income:
Net interest income	$5,755	$5,375	$5,421	$5,474	$5,461
Net interest income (FTE)[3,4]	$5,780	$5,395	$5,440	$5,491	$5,481

Capital Ratios:
Tier 1 leverage ratio	9.84%	10.59%	10.81%	11.42%	11.51%
Total risk-based capital ratio	15.56%	14.04%	15.08%	15.55%	15.68%

Assets and Asset Quality:
Average Earning Assets	$744,760	$678,941	$653,195	$616,306	$599,836
Average Gross Loans	$618,096	$535,824	$526,249	$516,637	$524,424
Allowance for loan losses:
Beginning of period	$4,704	$4,209	$3,983	$4,817	$4,905
Provision for (recovery of) loan losses	378	765	875	(120)	(64)
Charge-offs	(193)	(388)	(689)	(747)	(114)
Recoveries	28	118	40	33	90
Net charge-offs	(165)	(270)	(649)	(714)	(24)
End of period	$4,917	$4,704	$4,209	$3,983	$4,817

Non-accrual loans	$11	$273	$299	$337	$390
Loans 90 days or more past due and still accruing	1,076	733	771	199	617
OREO	-	-	-	-	-
Total nonperforming assets (NPA)	$1,087	$1,006	$1,070	$536	$1,007

NPA as a % of total assets	0.14%	0.14%	0.15%	0.08%	0.16%
NPA as a % of total loans plus OREO	0.17%	0.18%	0.20%	0.10%	0.19%
Allowance for loan losses to total loans	0.78%	0.85%	0.78%	0.76%	0.92%
Non-accruing loans to total loans	0.00%	0.05%	0.06%	0.06%	0.07%
Net charge-offs to average loans[2]	0.11%	0.20%	0.49%	0.55%	0.02%

[1]	Share and per share data have been retroactively adjusted to reflect a 5% stock dividend effective July 5, 2019.
[2]	Ratio is computed on an annualized basis.
[3]	The net interest margin and net interest income are reported on a fully tax equivalent basis (FTE), using a Federal income tax rate of 21%.
[4]

The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of fully tax equivalent (FTE) net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP.  Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.